EXHIBIT 23.2

Consent of Independent Reserve Engineers

Mr. Ryan Ellson
Chief Financial Officer
Gran Tierra Energy Inc. ("Gran Tierra")
200, 150 13 Avenue S.W.
Calgary, Alberta, Canada T2R 0V2

Re:	Gran Tierra Registration Statement:
Form S-8 (Reg. Nos. 333-146815, 333-156994, 333-171122 and 333-183029)
Form S-3 (Reg. Nos. 333-140171, 333-153376, 333-156993 and 333-205801)
Filed with the United States Securities Exchange Commission

Dear Mr. Ellson:

As the independent reserve engineers for Gran Tierra, McDaniel & Associates Consultants Ltd. ("McDaniel"), hereby confirms that it has granted and not withdrawn its consent to the filing of McDaniel reserve report and to the reference to McDaniel's evaluation of Gran Tierra's reserves as of December 31, 2015, and the reserves of Petroamerica Oil Corp ("PTA") and PetroGranada Colombia Limited ("PGC") as of December 31, 2015, in the form and context disclosed by Gran Tierra in its Form 10-K submission filed with the United States Securities and Exchange Commission on approximately February 26, 2016, for the period ending December 31, 2015, and to the incorporation by reference thereof in the registration statements listed above. Gran Tierra acquired PTA on January 13, 2016 and PGC on January 25, 2016.

Please do not hesitate to contact us if you have any questions.

McDaniel & Associates Consultants Ltd.

/s/ Paul Taylor
Paul Taylor C. Eng. MEI. P. Eng
Vice President

Dated: February 26, 2016
Calgary, Alberta
CANADA